Exhibit 99.1

NEWS RELEASE
For information contact:
Kevin B. Habicht
Chief Financial Officer
(407) 265-7348
FOR IMMEDIATE RELEASE
February 11, 2019

BETSY D. HOLDEN APPOINTED TO BOARD OF DIRECTORS
OF NATIONAL RETAIL PROPERTIES, INC.

Orlando, Florida, February 11, 2019 - National Retail Properties, Inc. (NYSE: NNN), a real estate investment trust, today announced that Betsy D. Holden was appointed to the Board of Directors.

“I am honored to welcome Betsy Holden to the Board of Directors of National Retail Properties. Betsy’s background and experience, as a former co-CEO of Kraft Foods, Inc. and as a Senior Advisor at McKinsey & Company, will bring tremendous value to National Retail Properties in the areas of strategy, governance and consumer retailing. I very much look forward to working with Betsy as she assumes her role on our Board,” said Jay Whitehurst, President and Chief Executive Officer.

“I am pleased to join Jay in welcoming Betsy Holden to the Board of Directors of National Retail Properties. Betsy’s talents and extensive corporate leadership experience will further strengthen our Board as we continue to grow long-term shareholder value,” said Don DeFosset, Chairman.

Ms. Holden is a Senior Advisor to McKinsey & Company and served as President, Global Marketing and Category Development as well as Co-Chief Executive Officer of Kraft Foods, Inc. Ms. Holden has extensive corporate governance experience having served on the board of directors of eight public companies over the last 20 years. Ms. Holden currently serves on the boards of Dentsply Sirona and Western Union as well as Lyons Magnus, a private company. She is also a member of the executive committee of Duke University’s Board of Trustees and serves on the Global Advisory Board of Northwestern University’s Kellogg School of Management.

National Retail Properties invests primarily in high-quality retail properties subject generally to long-term, net leases. As of September 30, 2018, the company owned 2,847 properties in 48 states with a gross leasable area of approximately 29.7 million square feet with a weighted average remaining lease term of 11.4 years. For more information on the company, visit www.nnnreit.com.

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